SUB-SUBADVISORY AGREEMENT

between

FIAM LLC

and

FIDELITY MANAGEMENT & RESEARCH (HONG KONG) LIMITED

AGREEMENT as of this 7th day of June 2018, by and between FIAM LLC, a Delaware limited liability company with principal offices at 900 Salem Street, Smithfield, Rhode Island (hereinafter called the “Sub-advisor”), and Fidelity Management & Research (Hong Kong) Limited (hereinafter called the “Sub-Subadvisor”).

WHEREAS the Sub-Advisor has entered into various investment sub-advisory agreements (each a “Sub-Advisory Agreement ”) with those Delaware statutory trusts, each a registered investment company issuing one or more series of shares of beneficial interest (each a “Trust”) on behalf of each of their respective portfolios listed on Schedule A attached hereto, as the same may be amended from time to time (each a “Portfolio”) and the adviser to those trusts, Strategic Advisers LLC (“Adviser”), a Delaware limited liability company, pursuant to which the Sub-Advisor acts as investment sub-advisor to each of the Portfolios; and

WHEREAS the Sub-Subadvisor and its subsidiaries and other affiliated persons have personnel in various locations throughout the world and have been formed in part for the purpose of researching and compiling information and recommendations with respect to the economies of various countries, and securities of issuers located in such countries, and providing investment advisory services in connection therewith;

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Trust, the Sub-Advisor and the Sub-Subadvisor agree as follows:

1.

Duties: The Sub-Advisor may, in its discretion, appoint the Sub-Subadvisor to perform one or more of the following services with respect to all or a portion of the investments of the Portfolio. The services and the portion of the investments of the Portfolio to be advised or managed by the Sub-Subadvisor shall be as agreed upon from time to time by the Sub-Advisor and the Sub-Subadvisor. The Sub-Subadvisor shall pay the salaries and fees of all personnel of the Sub-Subadvisor performing services for the Portfolio relating to research, statistical and investment activities.

(a)

Investment Advice: If and to the extent requested by the Sub-Advisor, the Sub-Subadvisor shall provide investment advice to the Portfolio and the Sub-Advisor with respect to all or a portion of the investments of the Portfolio, and in connection with such advice shall furnish the Portfolio and the Sub-Advisor such factual information, research reports and investment recommendations as the Sub-Advisor may reasonably require. Such information may include written and oral reports and analyses.

(b)

Investment Management: If and to the extent requested by the Sub-Advisor, the Sub-Subadvisor shall, subject to the supervision of the Sub-Advisor, manage all or a portion of the investments of the Portfolio in accordance with the investment objective, policies and limitations provided in the Portfolio’s Prospectus or other governing instruments, as amended from time to time, the Investment Company Act of 1940 (the “1940 Act”) and rules thereunder, as amended from time to time, and such other limitations as the Trust or Sub-Advisor may impose with respect to the Portfolio by notice to the Sub-Subadvisor. With respect to the portion of the investments of the Portfolio under its management, the Sub-Subadvisor is authorized to make investment decisions on behalf of the Portfolio with regard to any stock, bond, other security or investment instrument, and to place orders for the purchase and sale of such securities through such broker-dealers as the Sub-Subadvisor may select. The Sub-Subadvisor may also be authorized, but only to the extent such duties are delegated in writing by the Sub-Advisor, to provide additional investment management services to the Portfolio, including but not limited to services such as managing foreign currency investments, purchasing and selling or writing futures and options contracts, borrowing money or lending securities on behalf of the Portfolio. All investment management and any other activities of the Sub-Subadvisor shall at all times be subject to the control and direction of the Sub-Advisor and the Trust’s Board of Trustees.

(c)

Subsidiaries and Affiliates: The Sub-Subadvisor may perform any or all of the services contemplated by this Agreement directly or through such of its subsidiaries or other affiliated persons as the Sub-Subadvisor shall determine; provided, however, that performance of such services through such subsidiaries or other affiliated persons shall have been approved by the Trust to the extent required pursuant to the 1940 Act and rules thereunder.

1.

Information to be Provided to the Trust and the Sub-Advisor: The Sub-Subadvisor shall furnish such reports, evaluations, information or analyses to the Trust and the Sub-Advisor as the Trust’s Board of Trustees or the Sub-Advisor may reasonably request from time to time, or as the Sub-Subadvisor may deem to be desirable.

2.

Brokerage: In connection with the services provided under subparagraph (b) of paragraph 1 of this Agreement, the Sub-Subadvisor shall place all orders for the purchase and sale of portfolio securities for the Portfolio’s account with brokers or dealers selected by the Sub-Subadvisor, which may include brokers or dealers affiliated with the Sub-Advisor or Sub-Subadvisor. The Sub-Subadvisor shall use its best efforts to seek to execute portfolio transactions at prices which are advantageous to the Portfolio and at commission rates which are reasonable in relation to the benefits received. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Portfolio and/or to the other accounts over which the Sub-Subadvisor or Sub-Advisor exercise investment discretion. The Sub-Subadvisor is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Subadvisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Subadvisor has with respect to accounts over which it exercises investment discretion. The Trustees of the Trust shall periodically review the commissions paid by the Portfolio to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Portfolio.

3.

Compensation: The Sub-Advisor shall compensate the Sub-Subadvisor on the following basis for the services to be furnished hereunder.

(a)

Investment Advisory Fee: For services provided under subparagraph (a) of paragraph 1 of this Agreement, the Sub-Advisor agrees to pay the Sub-Subadvisor a monthly Sub-Subadvisory Fee. The Sub-Subadvisory Fee shall be equal to 110% of the Sub-Subadvisor’s costs incurred in connection with rendering the services referred to in subparagraph (a) of paragraph 1 of this Agreement. The Sub-Subadvisory Fee shall not be reduced to reflect expense reimbursements or fee waivers by the Sub-Advisor, if any, in effect from time to time.

(b)

Investment Management Fee: For services provided under subparagraph (b) of paragraph 1 of this Agreement, the Sub-Advisor agrees to pay the Sub-Subadvisor a monthly Investment Management Fee. The Investment Management Fee shall be equal to: (i) 50% of the monthly management fee rate (including performance adjustments, if any) that the Portfolio is obligated to pay the Sub-Advisor under its Sub-Advisory Agreement with the Sub-Advisor, multiplied by: (ii) the fraction equal to the net assets of the Portfolio as to which the Sub-Subadvisor shall have provided investment management services divided by the net assets of the Portfolio for that month; provided, however, that the Investment Management Fee paid to the Sub-Subadvisor for any period hereunder shall in all circumstances be an amount not less than 110% of the Sub-Subadvisor’s costs incurred in connection with rendering the services referred to in subparagraph (b) of paragraph 1 of this Agreement (but in no event will the Investment Management Fee paid to the Sub-Subadvisor exceed the management fee paid to the Sub-Advisor pursuant to its management contract with respect to the Portfolio) (the minimum fee described in this proviso being referred to herein as the “Minimum Investment Management Fee”). If in any fiscal year the aggregate expenses of the Portfolio exceed any applicable expense limitation imposed by any state or federal securities laws or regulations, and the Sub-Advisor waives all or a portion of its management fee or reimburses the Portfolio for expenses to the extent required to satisfy such limitation, the Investment Management Fee paid to the Sub-Subadvisor will be reduced by 50% of the amount of such waivers or reimbursements multiplied by the fraction determined in (ii), subject to the Minimum Investment Management Fee. If the Sub-Subadvisor reduces its fees to reflect such waivers or reimbursements and the Sub-Advisor subsequently recovers all or any portion of such waivers or reimbursements, then the Sub-Subadvisor shall be entitled to receive from the Sub-Advisor a proportionate share of the amount recovered.

(c)

Provision of Multiple Services: If the Sub-Subadvisor shall have provided both investment advisory services under subparagraph (a) and investment management services under subparagraph (b) of paragraph (1) for the same portion of the investments of the Portfolio for the same period, the fees paid to the Sub-Advisor with respect to such investments shall be calculated exclusively under subparagraph (b) of this paragraph 4.

1.

Expenses: It is understood that the Portfolio will pay all of its expenses other than those expressly stated to be payable by the Sub-Subadvisor hereunder or by the Sub-Advisor under the Sub-Advisory Agreement with the Portfolio.

2.

Interested Persons: It is understood that Trustees, officers, and shareholders of the Trust are or may be or become interested in the Sub-Advisor or the Sub-Subadvisor as directors, officers or otherwise and that directors, officers and stockholders of the Sub-Advisor or the Sub-Subadvisor are or may be or become similarly interested in the Trust, and that the Sub-Advisor or the Sub-Subadvisor may be or become interested in the Trust as a shareholder or otherwise.

3.

Services to Other Companies or Accounts: The services of the Sub-Subadvisor to the Sub-Advisor are not to be deemed to be exclusive, the Sub-Subadvisor being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Agreement, interfere, in a material manner, with the Sub-Subadvisor’s ability to meet all of its obligations hereunder. The Sub-Subadvisor shall for all purposes be an independent contractor and not an agent or employee of the Sub-Advisor or the Trust.

4.

Standard of Care: In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Subadvisor, the Sub-Subadvisor shall not be subject to liability to the Sub-Advisor, the Trust or to any shareholder of the Portfolio for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

5.

Duration and Termination of Agreement; Amendments:

(a)

Subject to prior termination as provided in subparagraph (d) of this paragraph 9, this Agreement shall continue in force until September 30, 2019 and indefinitely thereafter, but only so long as the continuance after such period shall be specifically approved at least annually by vote of the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of the Portfolio.

(b)

This Agreement may be modified by mutual consent of the Sub-Advisor, the Sub-Subadvisor and the Portfolio subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Securities and Exchange Commission (the “Commission”) or any rules or regulations adopted by, or interpretative releases or no-action letters of, the Commission or its staff.

(c)

In addition to the requirements of subparagraphs (a) and (b) of this paragraph 9, the terms of any continuance or modification of this Agreement must have been approved by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(d)

Either the Sub-Advisor, the Sub-Subadvisor or the Portfolio may, at any time on sixty (60) days’ prior written notice to the other parties, terminate this Agreement, without payment of any penalty, by action of its Board of Trustees or Directors, or with respect to the Portfolio by vote of a majority of its outstanding voting securities. This Agreement shall terminate automatically in the event of its assignment.

1.

Limitation of Liability: The Sub-Subadvisor is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust or other organizational document of the Trust and agrees that any obligations of the Trust or the Portfolio arising in connection with this Agreement shall be limited in all cases to the Portfolio and its assets, and the Sub-Subadvisor shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Portfolio. Nor shall the Sub-Subadvisor seek satisfaction of any such obligation from the Trustees or any individual Trustee.

2.

Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

The terms “registered investment company,” “vote of a majority of the outstanding voting securities,” “assignment,” and “interested persons,” when used herein, shall have the respective meanings specified in the 1940 Act as now in effect or as hereafter amended, and subject to such orders or no-action letters as may be granted by the Commission or its staff.

IN WITNESS WHEREOF the parties hereto have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

FIDELITY MANAGEMENT & RESEARCH (HONG KONG) LIMITED

BY:	/s/ Sharon Y. Lecornu
Sharon Y. Lecornu

FIAM LLC
BY:	/s/ Brad Sweeney
Brad Sweeney
VP, Business Development Desk

SCHEDULE A

Portfolios Covered by the Sub-Subadvisory Agreement, dated as of June 7, 2018 between FIAM LLC

and

Fidelity Management & Research (Hong Kong) Limited

Portfolio	Approval Date
Strategic Advisers Fidelity Core Income Fund	June 7, 2018
Strategic Advisers Fidelity Emerging Markets Fund	September 13, 2018
Strategic Advisers Large Cap Fund	June 3, 2020
Strategic Advisers Core Income Fund	November 2, 2020
Strategic Advisers Emerging Markets Fund	November 2, 2020
Strategic Advisers Fidelity International Fund	November 2, 2020
Strategic Advisers Income Opportunities Fund	November 2, 2020
Strategic Advisers International Fund	November 2, 2020
Strategic Advisers Short Duration Fund	November 2, 2020
Strategic Advisers Small-Mid Cap Fund	November 2, 2020
Strategic Advisers Municipal Bond Fund	June 3, 2021
Strategic Advisers U.S. Total Stock Fund	March 7, 2024

Agreed and Accepted as of March 7, 2024

FIAM LLC

Fidelity Management & Research (Hong Kong) Limited

By: /s/ Brad Sweeney

By: /s/ Sharon Y. Lecornu

Name: Brad Sweeney

Name: Sharon Y. Lecornu

Title: VP, Business Development Desk

Title:

Date: 3/19/2024 17:25:27 PM EDT

Date: 03/25/2024